As filed with the Securities and Exchange Commission on August 14, 1995
                                              Registration File No. 33-58617


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        Pre-Effective Amendment No. 2 To
                                    FORM S-3
                             Registration Statement
                                     Under
                           The Securities Act of 1933

                          TOTAL SYSTEM SERVICES, INC.
             (Exact Name of registrant as specified in its charter)

Georgia                                                              54-1493818
(State or other                                                 (I.R.S. Employer
jurisdiction of                                                  Identification
incorporation or                                                      Number)
organization)
                               1200 Sixth Avenue
                            Columbus, Georgia 31901
                                 (706) 649-2204
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                Kathleen Moates
                             Deputy General Counsel
                      One Arsenal Place, 901 Front Avenue
                       Suite 301, Columbus, Georgia 31901
                                 (706) 649-4818
           (Name, Address and Telephone Number of Agent for Service)


Approximate date of commencement of the proposed sale to the public: As soon as practicable and from time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

PROSPECTUS
                           Total System Services, Inc.(Service Mark)
                                28,800 Shares of Common Stock
                                          $.10 PAR VALUE

         The shares of common stock of Total System Services, Inc. ("TSYS"(R)) covered by this Prospectus ("Shares") are presently issued and outstanding shares of $.10 par value common stock of TSYS ("TSYS Common Stock") which may be offered and sold from time to time by Synovus Trust Company as Trustee for the Total System Services, Inc. Pension Plan (the "Selling Shareholder"), which Shares are to be sold in the manner set forth under "Plan of Distribution." TSYS will not receive any proceeds from the sale of the Shares offered pursuant to this Prospectus. The Shares represent approximately .05% of the issued and outstanding shares of TSYS Common Stock.

         The Shares may be sold on the New York Stock Exchange or any other exchanges on which TSYS Common Stock may be traded (which may involve crosses and block transactions), and in independent transactions off all exchanges, in negotiated transactions, or otherwise. The Shares will be sold at market prices prevailing at the time of the sale or at negotiated or fixed prices. See "Plan of Distribution." TSYS, as the sponsoring employer, will bear the costs of registering the Shares under the Securities Act of 1933, including the registration fee, legal and accounting fees, any printing fees, and also bear the costs of underwriting commissions and/or discounts, if any, and brokerage commissions (expenses are estimated at $2,600).

         TSYS has agreed to keep the Registration Statement on Form S-3 covering the Shares effective until the Shares are sold.

         TSYS Common Stock, including the Shares offered hereby, is listed on the New York Stock Exchange. On August 2, 1995, the last reported sale price of TSYS Common Stock on the New York Stock Exchange was $17.25 per share. TSYS Common Stock is traded on the New York Stock Exchange under the symbol TSS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                                         , 1995.

Total System Services, Inc.(sm) is a service mark and TSYS(R) is a federally registered service mark of Total System Services, Inc.

AVAILABLE INFORMATION

         TSYS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Copies of such reports, proxy statements and other information can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities referred to above and at the Regional Offices of the Commission at: Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, New York, New York 10048. In addition, the Common Stock of TSYS is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information concerning TSYS can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

         TSYS has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Commission covering the shares of TSYS Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all the information and undertakings set forth in the Registration Statement and reference is hereby made to such Registration Statement, including the Exhibits and Schedules filed as a part thereof, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to TSYS and the TSYS Common Stock offered hereby. Statements contained in this Prospectus or any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contact or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The  following   documents  filed  with  the  Commission  by  TSYS  are
incorporated as of their respective dates into this Prospectus by reference:

         (1) TSYS' Annual Report on Form 10-K for the fiscal year ended December 31,1994;

         (2) TSYS' Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1995 and June 30, 1995;

         (3) TSYS' Current Reports on Form 8-K dated January 5, 1995 and March 15, 1995; and

         (4) TSYS' Registration Statement on Form 8-A filed on May 17, 1989.

         All reports  subsequently  filed by TSYS  pursuant to Section 13(a) and
(c) of the Exchange Act and any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         TSYS will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to Total System Services, Inc., Post Office Box 1755, Columbus, Georgia 31902-1755, Attention: Corporate Secretary, (404) 649-4751.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by TSYS, the Selling Shareholder, or any other person, underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of TSYS since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

TSYS

         TSYS, a Georgia corporation, is a credit, debit and private label card processing company which provides card-issuing institutions with a comprehensive on-line system of data processing services. The principal executive offices of TSYS are located at 1200 Sixth Avenue, Columbus, Georgia 31901, and TSYS' telephone number is (404) 649-2204.

THE SELLING SHAREHOLDER

         This Prospectus relates to periodic offers and sales by the Selling Shareholder of 28,800 shares of TSYS Common Stock. Prior to this offering, the Selling Shareholder owned 28,800 shares of TSYS Common Stock. Upon consummation of the sale of the Shares of TSYS Common Stock contemplated hereby, the Selling Shareholder will no longer own any shares of TSYS Common Stock. Except for the ownership interest of the Selling Shareholder in such 28,800 shares of TSYS Common Stock, the Selling Shareholder is not the beneficial owner of any other shares of TSYS Common Stock. Synovus Trust Company, which holds the Shares of TSYS Common Stock in a fiduciary capacity for the Selling Shareholder, is a wholly-owned subsidiary of Columbus Bank and Trust Company, which owns 52,200,646 shares of TSYS Common Stock representing approximately 80.8% of the shares of TSYS Common Stock outstanding as of August 1, 1995. On January 31, 1995, Synovus Trust Company also held in various fiduciary capacity 355,940 shares of TSYS Common Stock representing approximately .55% of the outstanding shares of TSYS Common Stock. The 28,800 Shares offered hereby represent approximately .05% of the shares of TSYS Common Stock outstanding on August 1, 1995.

PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time by the Selling Shareholder subject to compliance with applicable federal and state securities laws. The Shares may be sold on the New York Stock Exchange or any other exchanges on which TSYS Common Stock may be traded (which may involve crosses and block transactions), and in independent transactions off all exchanges, in negotiated transactions, or otherwise. The Shares will be sold at market prices prevailing at the time of sale or at negotiated or fixed prices. The Shares may be sold from time to time by one or more of the following, without limitation:
(a) one or more block trades in which a broker or dealer may or may not be engaged to attempt to sell all or part of the Shares as agent or to position and resell a portion of any block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) off the market sales in which a broker or dealer may or may not be engaged to attempt to sell all or part of the Shares as agent.

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated prior to the sale. As of the date hereof, there are no selling arrangements between the Selling Shareholder and any broker or dealer. The Shares offered hereby are not expected to be sold pursuant to an underwriting. This Prospectus does not restrict the availability of any exemption under the securities laws or the regulations under those laws pursuant to which the Selling Shareholder may sell or otherwise dispose of the Shares.

         TSYS will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. TSYS, as the sponsoring employer, will bear the costs of registering the Shares under the Act, including the registration fee under the Act, legal and accounting fees, any printing fees, and also bear the costs of underwriting commissions and/or discounts, if any, and brokerage commissions.

         In offering the Shares covered by this Prospectus, the Selling Shareholder and brokers, dealers or agents who participate in a sale of Shares by the Selling Shareholder may be considered "underwriters" within the meaning of Section 2(11) of the Act and any profits realized by the Selling Shareholder and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

EXPERTS

         The consolidated financial statements and schedule of Total System Services, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGALITY

         The legality of TSYS Common Stock covered hereby is being passed upon for TSYS by Kathleen Moates, Deputy General Counsel of TSYS.

                                            PART II
                             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         Securities and Exchange Commission registration fee       $   167.00
         Legal Services                                            $   300.00
         Accounting Services                                       $ 2,000.00
         Printing                                                  $    50.00
                  Miscellaneous                                    $   100.00

                  Total                                            $ 2,617.00

         All of the above items, except for the registration fee, are estimates. The Selling Shareholder will not bear any of the expenses set forth above.

Item 15.          Indemnification of Directors and Officers

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable as described in subsection (d) of
Section 14- 2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         In accordance with Article VIII of Registrant's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Registrant shall be indemnified and held harmless by Registrant from and against the obligation to pay a judgement, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Registrant; (b) because he or she is or was serving at the request of Registrant as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise; or (c) because he or she is or was serving as an employee of the Registrant who was employed to render professional services as a lawyer or accountant to the Registrant; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

         Pursuant to Article VIII of the Bylaws of Registrant, reasonable expenses incurred in any proceeding shall be paid by Registrant in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Registrant, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

         The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Registrant has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

     Registrant carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Registrant for losses
                                                     II - 2
and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.          Exhibits

        4.1 Articles of Incorporation of Total System Services, Inc., as amended, incorporated by reference to Exhibit 3.1 of Total System Services, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

        4.2 Bylaws of Total System Services, Inc., as amended, incorporated by reference to Exhibit 4(b) of Post-Effective Amendment No. 1 to TSYS'
Registration Statement on Form S-3 filed with the Commission on May 4, 1993 (File No. 33- 52258).

        5   Legal opinion of the Deputy General Counsel of Total System
Services, Inc. regarding the legality of the TSYS Common Stock to be registered.

       23.1 The consent of KPMG Peat Marwick LLP re: Consolidated Financial Statements of Total System Services, Inc. and Subsidiaries.

       23.2 The consent of Kathleen Moates, Deputy General Counsel of Total System Services, Inc., regarding the legality of the TSYS Common Stock to be registered.

       24    Powers of Attorney contained on the signature pages of the
Registration Statement No. 33-58617 as originally filed with the Commission on April 14, 1995.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material  information with respect to the plan of  distribution  not  previously  disclosed  in the  Registration
         Statement  or  any  material   change  to  such   information   in  the
         Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




filings\TSS\Admen2.s-3

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 14th day of August, 1995.


                                                    TOTAL SYSTEM SERVICES, INC.
                                                              (Registrant)


                                                    By:          *
                                                     Richard W. Ussery,
                                                     Chairman and
                                                     Principal Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ James H. Blanchard                                     Date: August 14, 1995
-----------------------------
James H. Blanchard,
Director and Chairman of the
Executive Committee


     *                                                     Date: August 14, 1995
-----------------------------------------------
Richard W. Ussery,
Chairman of the Board
and Principal Executive Officer


     *                                                     Date: August 14, 1995
----------------------------------------------
Philip W. Tomlinson,
President
and Director


     *                                                     Date: August 14, 1995
------------------------------------------------
William A. Pruett,
Executive Vice President

     *                                                     Date: August 14, 1995
----------------------------------------------
James B. Lipham,
Treasurer, Principal
Accounting and Financial Officer


     *                                                     Date: August 14, 1995
------------------------------------------
Griffin B. Bell,
Director


     *                                                     Date: August 14, 1995
----------------------------------------------
Richard Y. Bradley,
Director


                                                             Date: _______, 1995
Salvador Diaz-Verson, Jr.,
Director


     *                                                     Date: August 14, 1995
----------------------------------------------
Kenneth E. Evans,
Director


     *                                                     Date: August 14, 1995
---------------------------------------------
Gardiner W. Garrard, Jr.,
Director


     *                                                     Date: August 14, 1995
--------------------------------------------------
John P. Illges, III,
Director


     *                                                     Date: August 14, 1995
-------------------------------------------
Mason H. Lampton,
Director


     *                                                     Date: August 14, 1995
-----------------------------------------------------
William M. McVay,
Director

     *                                                     Date: August 14, 1995
--------------------------------------------
W. Walter Miller, Jr.,
Director


     *                                                     Date: August 14, 1995
--------------------------------------------
H. Lynn Page,
Director


    *                                                      Date: August 14, 1995
-----------------------------------------------
William B. Turner,
Director


     *                                                     Date: August 14, 1995
----------------------------------------------
George C. Woodruff, Jr.,
Director


     *                                                     Date: August 14, 1995
--------------------------------------------
James D. Yancey,
Director


* As Attorney-in-Fact for the directors and officers by whose name an asterisk appears.


filings\TSS\S3AMEN2.sig

                                  EXHIBIT INDEX


Exhibit
Number                                      Description


       23.1 The consent of KPMG Peat Marwick LLP re: Consolidated
Financial Statements of Total System Services, Inc. and Subsidiaries.






filings\tss\s-3dex2.amd